Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Directors of FMI Funds, Inc. (comprised of FMI Large Cap Fund, FMI Common Stock Fund and FMI International Fund, hereinafter collectively referred to as the “Funds”). We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 28, 2014, relating to the financial statements and financial highlights which appears in the September 30, 2014 Annual Report to Shareholders and Directors of the Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

Milwaukee, Wisconsin
January 26, 2015